Exhibit 99B


VALSPAR STOCK OWNERSHIP TRUST
FOR HOURLY EMPLOYEES

FINANCIAL STATEMENTS FOR THE YEARS ENDED
OCTOBER 25, 1996 AND OCTOBER 27, 1995
AND INDEPENDENT AUDITORS' REPORT



THE VALSPAR STOCK OWNERSHIP TRUST FOR HOURLY EMPLOYEES

TABLE OF CONTENTS
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                                                                         PAGE

INDEPENDENT AUDITORS' REPORT                                               1

FINANCIAL STATEMENTS:
   Statements of Net Assets Available for Benefits                         2
   Statements of Changes in Net Assets Available for Benefits              3
   Notes to Financial Statements                                           4

SUPPLEMENTAL SCHEDULE -
   Item 27a - Schedule of Assets Held for Investment Purposes              8





INDEPENDENT AUDITORS' REPORT


The Valspar Stock Ownership Trust
   Administrative Committee

We have audited the accompanying statements of net assets available for benefits of the Valspar Stock Ownership Trust for Hourly Employees (the Plan) as of October 25, 1996 and October 27, 1995 and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at October 25, 1996 and October 27, 1995 and the changes in its net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (ERISA). The supplementary schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



/s/ Deloitte & Touche LLP

January 10, 1997



VALSPAR STOCK OWNERSHIP TRUST FOR HOURLY EMPLOYEES

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
OCTOBER 25, 1996 AND OCTOBER 27, 1995
-------------------------------------------------------------------------------------------

                                                                 1996               1995
ASSETS:
    Investments (Note 3):
       Interest in Valspar Stock Ownership Master Trust      $ 22,329,621      $ 17,189,641
       Other                                                      112,065           116,879
    Receivables:
       Employees' contributions                                   127,935           117,666
       Employer's contributions                                    57,203            51,921
                                                             ------------      ------------

NET ASSETS AVAILABLE FOR BENEFITS                            $ 22,626,824      $ 17,476,107
                                                             ============      ============

See notes to financial statements.


VALSPAR STOCK OWNERSHIP TRUST FOR HOURLY EMPLOYEES

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED OCTOBER 25, 1996 AND OCTOBER 27, 1995
-----------------------------------------------------------------------------------

                                                            1996            1995
ADDITIONS TO NET ASSETS ATTRIBUTED TO:
    Employee contributions (Note 2)                    $  1,345,160    $  1,227,200
    Employer contributions (Note 2)                         584,300         563,951
    Interest in earnings of Valspar Stock Ownership
       Master Trust                                       4,708,818         437,136
    Other                                                    17,738          20,338
                                                       ------------    ------------
                                                          6,656,016       2,248,625

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
    Dividend payments to participants                       266,937         229,007
    Benefit payments:
       The Valspar Corporation:
          In cash                                           273,700         106,212
          In stock                                          877,187       1,836,884
       McWhorter Technologies, Incorporated:
          In cash                                             4,295           3,122
          In stock                                           64,381         349,779
       Other                                                 18,799          11,915
                                                       ------------    ------------
                                                          1,505,299       2,536,919
                                                       ------------    ------------

NET INCREASE (DECREASE)                                   5,150,717        (288,294)

NET ASSETS AVAILABLE FOR BENEFITS AT
    BEGINNING OF YEAR                                    17,476,107      17,764,401
                                                       ------------    ------------

NET ASSETS AVAILABLE FOR BENEFITS AT
    END OF YEAR                                        $ 22,626,824    $ 17,476,107
                                                       ============    ============

See notes to financial statements.




VALSPAR STOCK OWNERSHIP TRUST FOR HOURLY EMPLOYEES

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED OCTOBER 25, 1996 AND OCTOBER 27, 1995
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1.     SIGNIFICANT ACCOUNTING POLICIES

       The accounting records of the Valspar Stock Ownership Trust for Hourly Employees (the Plan) are maintained on the accrual basis.

       Investments in common stock of the Valspar Corporation (the Company) and McWhorter Technologies, Incorporated (McWhorter) are stated at fair value (the last reported sales price on the last business day of the year).

       Other investments are stated at current fair value as determined by the trustee, Norwest Bank Minnesota, N.A., who holds the various investments. The trustee values securities that are traded on a national securities exchange at the last reported sales price on the last business day of the year; investments traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the average of the last reported bid and ask prices.

       Benefits paid to participants in shares of the Company or in shares of McWhorter are valued at fair value.

       Approved benefits payable representing the unpaid vested interest of participants who have withdrawn from the Plan were $55,833 and $17,392 at October 25, 1996 and October 27, 1995, respectively.

2.     DESCRIPTION OF THE PLAN

       The Plan is a defined contribution plan that is available to all hourly employees who meet certain age and length of service and age requirements. It provides for retirement and termination benefits.

       Employees electing to participate in the Plan make voluntary contributions on a pretax or after-tax basis up to a maximum of 6% of eligible wages if they are also participating in Valspar's Profit Sharing Plan. Employees participating in a defined benefit pension plan are eligible to contribute up to a maximum of 15% of eligible wages. The Company has voluntarily agreed to contribute an amount equal to one-half of eligible wages contributed by employees (to a maximum match of 3% of eligible wages). Employee contributions vest immediately, and Company contributions vest after five years of service. The Company has the right under the Plan to terminate the Plan and discontinue such contributions at any anniversary date. In the event of termination of the Plan, the net assets of the Plan are to be set aside for the exclusive benefit of the participants or their beneficiaries.

       According to the Plan, contributions are to be primarily invested in common stock of the Company. Cash dividends earned on plan shares are paid out to the Plan participants. The common stock of McWhorter is not a current investment option of the Plan (see Note 6). Participants meeting certain age and length of participation requirements may diversify a portion of their interest into investments other than common stock of the Company.

       Forfeitures resulting from the termination of Plan participants with less than 100% vesting reduce the Company's contribution in the year of forfeiture. Total forfeitures were $20,986 and $8,282 in 1996 and 1995, respectively.

3.     INVESTMENTS

       Investments of the Valspar Stock Ownership Master Trust are accounted for on a share-value basis as determined by the trustee.

       The fair value of investments of the Valspar Stock Ownership Master Trust in which the Plan invests are as follows:

                                                               October 25,       October 27,
                                                                  1996              1995
       Common stock of the Valspar Corporation              $  106,272,407     $   83,844,618
       Common stock of McWhorter Technologies,
         Incorporated (Note 6)                                  13,319,518         12,622,035
       Collective Trust Fund                                        52,054             54,450
                                                            --------------     --------------
                                                            $  119,643,979     $   96,521,103
                                                            ===============    ==============

       The investment income of the Valspar Stock Ownership Master Trust for the years ended October 25, 1996 and October 27, 1995 are as follows:

                                                                  1996             1995

       Valspar Stock:
         Interest                                           $       10,008     $       14,292
         Dividends                                               1,418,697          1,280,451
         Gain on sale of assets                                    209,703
         Unrealized asset appreciation                          21,662,963          4,938,519
                                                            --------------     --------------
                                                            $   23,301,371     $    6,233,262
                                                            ==============     ==============

       McWhorter Stock:
         Interest                                           $          162
         Gain on sale of assets                                  1,036,052     $      575,432
         Unrealized asset (depreciation) appreciation            2,106,296         (4,187,426)
                                                            --------------     --------------
                                                            $    3,142,510     $   (3,611,994)
                                                            ==============     ==============

       The Valspar Stock Ownership Master Trust holds assets for the Plan and the Valspar Stock Ownership Trust for Salaried Employees. The Plan's ownership interest in the Valspar Stock Ownership Master Trust was 18.7% and 17.8% on October 25, 1996 and October 27, 1995, respectively.

       Other investments of the Plan include investments in the Equity Fund Master Trust, the Bond Fund Master Trust, the Principal Protection Fund Master Trust, and a Norwest Short-term investment fund (collective trust fund). These alternative investments are available for diversification purposes to Plan participants who have attained age 55 and have ten years of participation in the Plan.

4.     TRANSACTIONS WITH PARTIES-IN-INTEREST

       Fees incurred for trustee, recordkeeping, and other services rendered by parties-in-interest are paid by the Company.

       During the years ended October 25, 1996 and October 27, 1995, the Valspar Stock Ownership Master Trust purchased 182,721 and 200,952 shares of common stock of the Company at a cost of $8,253,917 and $7,410,495, respectively. Dividends on common stock of the Company received by the Master Trust totaled $1,418,697 and $1,280,451 in the years ended October 25, 1996 and October 27, 1995, respectively.

5.     INCOME TAX STATUS

       The Plan obtained its latest determination letter on January 9, 1996. In the letter, the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

6.     McWHORTER TECHNOLOGIES, INC. TRANSACTION

       On April 29, 1994, the Company's stockholders recorded that as of April 15, 1994 (including Plan participants with a portion of their account balance invested in Valspar stock as of that date) they received a stock dividend of one share of McWhorter common stock for every two shares of Valspar common stock held.

       The common stock of McWhorter is not a current investment option of the Plan, and plan participants may not increase the allocation of their account balance to McWhorter stock. Participants may make a one-time election to liquidate all of their shares of common stock of McWhorter. Proceeds from liquidation will be reinvested in Valspar common stock.





SUPPLEMENTAL SCHEDULE



THE VALSPAR STOCK OWNERSHIP TRUST FOR HOURLY EMPLOYEES

ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
OCTOBER 25, 1996
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                                          DESCRIPTION OF INVESTMENT
                                          INCLUDING MATURITY DATE,
  IDENTITY OF ISSUER, BORROWER,                RATE OF INTEREST,                           CURRENT
    LESSOR, OR SIMILAR PARTY                PAR, OR MATURITY VALUE          COST            VALUE
Interest in Master Trust Funds:
    Equity Fund Master Trust                     5,184 units          $      61,889    $       78,832
    Bond Fund Master Trust                       1,670 units                 19,188            19,979
    Principal Protection Fund
       Master Trust                                904 units                 11,688            13,254
    Valspar Stock Ownership
       Master Trust                            531,854 units              7,421,248        22,329,621
                                                                      -------------    --------------
                                                                      $   7,514,013    $   22,441,686
                                                                      =============    ==============